EXHIBIT 99.1


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W. R. Berkley Corporation                          NEWS RELEASE
475 Steamboat Road
Greenwich, Connecticut 06830
(203) 629-3000
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FOR IMMEDIATE RELEASE                              CONTACT: Karen A. Horvath
                                                            Vice President -
                                                            External Financial
                                                            Communications
                                                            203-629-3000


     W. R. BERKLEY CORPORATION INCREASES SHARE REPURCHASE AUTHORIZATION AND DECLARES DIVIDEND

     Greenwich, CT, November 3, 2006 -- W. R. Berkley Corporation (NYSE: BER) announced that its Board of Directors has increased the Company's share repurchase authorization by 20 million shares of common stock. The increased authorization, together with the approximately 2.6 million shares that remain available for repurchase under previously approved authorizations, represents approximately 12 percent of the Company's shares outstanding at November 1, 2006. Repurchases may be made from time to time at prevailing prices in the open market or in privately negotiated transactions, subject to market conditions and other factors. The Company does not have in place a Rule 10b5-1 trading plan.

     In addition, the Board of Directors declared a regular quarterly cash dividend on its common stock of 4 cents per share to be paid on January 3, 2007 to stockholders of record at the close of business on December 15, 2006.

     Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates in five segments of the property casualty insurance business: specialty insurance, regional property casualty insurance, alternative markets, reinsurance, and international.

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